EXHIBIT 4.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated May 10, 2011, with respect to the statements of condition including the related portfolios of REIT Income Portfolio 2011-2, Diversified Healthcare Portfolio, Series 55, Energy Portfolio, Series 38, Financial Institutions Portfolio, Series 50, and Utility Income Portfolio, Series 35 (included in Van Kampen Unit Trusts, Series 1100) as of May 10, 2011, contained in Amendment No. 2 to the Registration Statement on Form S-6 (File No. 333-172277) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
May 10, 2011